Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Reports Fourth Quarter Financial Results, Provides Business Update

TARRYTOWN, N.Y. (February 25 , 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the fourth quarter and year ended December 31, 2009, and provided an update on Ceplene® and several of the Company’s key product candidates.

“Our ongoing market planning and product development activities during the fourth quarter of 2009 and recent weeks were substantial, and we are very pleased with the progress we made in advancing the development and commercialization of a number of our products,” noted Jack Talley, EpiCept’s President and CEO. “Last month we announced the successful culmination of our partnership negotiations for Ceplene® with the signing of an agreement with Meda AB to market and sell Ceplene® in Europe and several Pacific Rim countries. We also made progress with the New Drug Submission (NDS) for Ceplene® in Canada and with the anticipated New Drug Application (NDA) filing in the U.S. We were also pleased by the approval of our application to obtain orphan drug status in the U.S. for NP-1 in post-herpetic neuralgia, as well as by the progress in our discussions to partner NP-1 for Phase III development and commercialization.”

Business Update

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults.

On January 7, 2010 EpiCept announced that it had completed an agreement with Meda AB of Sweden to market and sell Ceplene® in Europe and certain Pacific Rim countries. EpiCept received $3 million upon signing the agreement and will receive another $2 million upon commercial launch, which is expected in 2010. Future payments include a $5 million fee upon achievement of a regulatory milestone and up to $30 million in sales milestones. In addition an escalating, double-digit royalty is payable on net sales of Ceplene® by Meda. EpiCept is responsible for the manufacture and supply of Ceplene® for sale by Meda. EpiCept and Meda are cooperating in the preparation for commercial launch in Europe with a view towards launching the product as quickly as possible. In the interim, Ceplene® remains available in Europe through the Named-Patient Program launched in June 2009 through a partnership with IDIS.

EpiCept continued its association with European LeukemiaNet during the quarter. The first meeting of the Scientific Advisory Board (SAB) the Company established in collaboration with the foundation took place in November 2009. The SAB, which is comprised of several key opinion leaders in AML who collectively practice in all of the major countries in the European Union, gathered to formulate strategies to increase physician awareness and understanding of the benefits of Ceplene® in treating AML patients. In February 2010 EpiCept attended the foundation’s annual meeting and participated in discussions with the goal of including Ceplene® in local European guidelines to treat AML patients in remission. In January 2010 the Swedish AML Group included Ceplene® in its guidelines entitled “National Guidelines for Diagnosis and Treatment of Acute Myeloid Leukemia in Adults.”

EpiCept also continued its efforts to expand the uses for Ceplene® in other hematologic diseases. A study led by Groupe Francophone des Myélodysplasies will examine the effects of Ceplene® and low-dose IL-2 in combination with Vidaza® (azacitidine) in the treatment of patients with higher risk myelodsyplastic syndrome (MDS), a bone marrow disease that can progress to AML. These patients will already have demonstrated a hematological response to Vidaza®. This trial is expected to be completed this year and will be followed by a randomized Phase II study to determine the efficacy, safety and tolerability of the addition of Ceplene®/IL-2 to Vidaza® compared with Vidaza® alone in patients with higher risk MDS.

A Phase I/II study that will research the effects of a regimen of Ceplene® and low-dose IL-2 in combination with Gleevec® (imatinib mesylate) on the eradication of minimal residual disease in adult patients with chronic myeloid leukemia is being developed by the Nordic Chronic Myeloid Leukemia Study Group, which is comprised of physicians and researchers in Sweden, Denmark, Norway and Finland. The primary objective of the study will be to assess the safety of the combination therapy of Ceplene®/IL-2 with Gleevec® given for six months, and to assess the number of patients achieving and subsequently maintaining disease-free survival after discontinuation of Gleevec®. This trial is expected to commence enrollment later this year.

During the fourth quarter EpiCept continued patient enrollment into its post-approval clinical study with Ceplene®. The Company plans to enroll up to 150 patients at approximately 30 centers across Europe with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The two primary objectives of the study are to further demonstrate the clinical pharmacology of Ceplene® by assessing certain immunologic biomarkers in AML patients in first remission, and to measure the effect of Ceplene® and low-dose interleukin-2 (IL-2) on minimal residual disease in the same patient population. Secondary objectives will assess leukemia-free survival after a follow-up period of up to two years.

The Company’s NDS for Ceplene® is currently under review by Health Canada, which has established a performance target for the completion of review and a decision by the fourth quarter 2010. The Company is appealing a denial for data protection in Canada that it received in the fourth quarter 2009. A decision on the appeal is expected prior to the decision date of the NDS application.

EpiCept continues its preparation of an NDA that will be filed with the U.S. Food and Drug Administration (FDA). The Company intends to file the NDA once it can incorporate certain manufacturing information that will become available during the second quarter 2010. Ceplene has received orphan drug status in the U.S. for the remission maintenance of AML.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In January 2010 NP-1 received orphan drug designation in the U.S. for the treatment of post-herpetic neuralgia. The receipt of orphan drug status provides marketing exclusivity for seven years for this indication . EpiCept intends to partner this compound prior to commencement of a Phase III trial in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval. This effort has attracted the interest of several prospective partners. The Company is seeking to complete a partnership in 2010.

•	Crinobulin (EPC2407) — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In May 2009 EpiCept announced the completion of a Phase Ia study that determined crinobulin’s maximum tolerated dose and provided evidence of clinical symptomatic activity and radiographic evidence of efficacy in end-stage cancer patients. The Company is preparing to initiate this year a Phase Ib trial for the compound in combination with the standard dose of appropriate chemotherapy in several solid tumor types.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad as part of an exclusive, worldwide development and commercialization agreement. Myriad is currently conducting Phase II trials for Azixa™. In November 2009 Myriad announced interim results of its trial of AzixaTM in melanoma metastases in which 10 of the 22 patients treated achieved stable disease and two patients achieved confirmed partial responses. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

EpiCept’s net loss for the fourth quarter of 2009 was $4.4 million, or $0.10 per share, and for the year was $38.8 million, or $0.97 per share. As of December 31, 2009, EpiCept had cash and cash equivalents of $5.1 million, and approximately 44.1 million shares outstanding. EpiCept’s loss per share and shares outstanding reflect a 1:3 reverse split that was effected in January 2010.

Fourth Quarter 2009 vs. Fourth Quarter 2008

Revenue
The Company recognized revenue of $0.1 million during the fourth quarter of 2009, unchanged from the fourth quarter of 2008. For both quarters revenue consisted primarily of the recognition of license fee payments previously received from Myriad Genetics, Endo Pharmaceuticals and Durect.

General and Administrative Expense
General and administrative expense in the fourth quarter of 2009 decreased by 11%, or $0.2 million, to $1.9 million compared with $2.1 million in the fourth quarter of 2008. The decrease was primarily related to lower professional fees and compensation expenses, partially offset by higher promotion and advertising expenses related to the upcoming commercial launch of Ceplene®.

Research and Development (R&D) Expense
Research and development expense in the fourth quarter of 2009 decreased by approximately 21%, or $0.6 million, to $2.4 million compared with $3.0 million in the fourth quarter of 2008. The decrease was primarily related to lower facility and compensation expenses related to the closing of the Company’s research facility in San Diego.

Other Income (Expense)
Other income (expense) during each of the fourth quarters of 2009 and 2008 amounted to net expense of $0.3 million. The primary component of other income (expense) in both quarters is interest expense and foreign exchange loss.

Full Year 2009 vs. Full Year 2008

Revenue
During the years 2009 and 2008, the Company recognized deferred revenue of $0.4 million and $0.3 million, respectively. During 2009 revenue was primarily related to the recognition of deferred revenue from the Company’s license agreements with Myriad Genetics, Endo Pharmaceuticals and Durect, as well as royalties with respect to certain technology and sales of Ceplene®. During 2008 revenue was primarily related to the recognition of deferred revenue from the Company’s license agreements with Myriad Genetics, Endo Pharmaceuticals and Durect.

General and Administrative (G&A) Expense
General and administrative expense in 2009 decreased by approximately 21%, or $2.1 million, to $7.5 million compared with $9.6 million in 2008. The decrease in administrative expense can be attributed to a cost reduction effort implemented in 2008 and continued into 2009. For 2009 stock-based compensation expense amounted to $0.9 million, down $0.9 million from 2008. In addition, the Company’s legal, accounting and public reporting expense decreased $0.5 million and the Company’s facility, insurance and other administrative expenses decreased $0.7 million for 2009, compared with 2008.

Research and Development (R&D) Expense
Research and development expense in 2009 decreased by approximately 8%, or $1.0 million, to $11.6 million compared with $12.6 million in 2008. The decrease was primarily attributable to lower clinical trial and consulting expenses totaling $0.4 million, lower compensation expenses of $1.1 million and lower patent expenses of $0.2 million in 2009, compared with 2008, partially offset by $0.8 million in facility expense and $0.2 million in severance expenses related to the closing of the Company’s research facility in San Diego in 2009.

Other Income (Expense)
Other income (expense) during 2009 amounted to a net expense of $20.1 million compared with a net expense of $3.4 million during 2008. The $16.7 million increase in other expense, net was primarily related to $10.5 million in amortization of debt issuance costs and discount and $9.3 million in interest expense, which was paid from restricted cash, as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of common stock in 2009. Other income (expense) was positively impacted by a $0.5 million change in foreign exchange gains though it was substantially offset by a $0.4 million decrease in the fair value of certain warrants and derivatives. The Company experienced a loss on extinguishment of debt of $2.0 million in 2008.

EpiCept also announced today that in its Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s independent registered public accounting firm is expected to express an unqualified opinion on the December 31, 2009 consolidated financial statements and will include an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

Liquidity

As of December 31, 2009 EpiCept had approximately $5.1 million in cash and cash equivalents. In January 2010, the Company received $3 million from Meda in connection with the signing of the Ceplene® European marketing and distribution agreement. Meda is also required to pay an additional $2 million upon its commercial launch of Ceplene® and a royalty on net sales. The Company believes that its cash is sufficient to fund operations into the third quarter 2010. The Company may receive cash from certain licensing activities during 2010 and upon achievement of specified clinical milestones.

In February 2010 EpiCept established an “At-the-Market” offering program through which the Company may, from time to time, offer and sell shares of its common stock having an aggregate offering price of up to $15.0 million through its sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on The Nasdaq Capital Market or, to the extent allowable by law, the Nasdaq OMX Stockholm Exchange, at market prices. EpiCept may utilize this program at such times and in such amounts to minimize any disruption to the trading of its stock. In times of low trading volume the Company may severely limit or refrain altogether from using the program. No offerings under this program have yet occurred. The Company expects to use this facility to meet liquidity needs that may arise in the event any of the anticipated cash inflows are delayed or do not occur, and it may seek alternative sources of debt or equity should funds raised through the program be insufficient to timely meet the Company’s liquidity requirements.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on February 25, 2010 beginning at 9:00 a.m. Eastern Standard Time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 58666579). The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 58666579).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not be launched or achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCept NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	December 31,
	2009	2008
Cash and cash equivalents	$5,142	$790
Property and equipment, net	360	502
Total assets	$7,514	$2,271
Accounts payable and other accrued liabilities	$4,054	$5,995
Deferred revenue	9,622	9,990
Notes and loans payable	1,952	3,552
Total stockholders’ deficit	(9,079)	(17,730)
Total liabilities and stockholders’ deficit	$7,514	$2,271

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$92	$96	$414	$265

Operating expenses:
General and administrative	1,896	2,134	7,548	9,599
Research and development	2,382	3,025	11,603	12,623

Total operating expenses	4,278	5,159	19,151	22,222

Loss from operations	(4,186)	(5,063)	(18,737)	(21,957)

Other income (expense):
Interest income	6	5	31	33
Gain (loss) on extinguishment of debt	—	—	—	(1,975)
Foreign exchange gain (loss)	(140)	(144)	221	(327)
Interest expense	(116)	(173)	(20,021)	(1,266)
Change in value of warrants and derivatives	—	—	(305)	113

Other income (expense), net	(250)	(312)	(20,074)	(3,422)

Net loss before income taxes	(4,436)	(5,375)	(38,811)	(25,379)
Income taxes	—	—	(4)	(3)

Net loss	$(4,436)	$(5,375)	$(38,815)	$(25,382)

Basic and diluted loss per common share	$(0.10)	$(0.20)	$(0.97)	$(1.23)

Weighted average common shares outstanding *	44,031,387	26,384,237	40,139,299	20,685,711

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Year Ended December 31,
	2009	2008
Net cash used in operating activities	$(29,453)	$(15,637)
Net cash provided by (used in) investing activities	(52)	292
Net cash provided by financing activities	33,874	11,144
Effect of exchange rate changes on cash	(17)	48

Net increase (decrease) in cash and cash equivalents	4,352	(4,153)
Cash and cash equivalents at beginning of year	790	4,943

Cash and cash equivalents at end of year	$5,142	$790

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Year Ended December 31,
	2009	2008
Stockholders’ deficit at beginning of year	$(17,730)	$(14,177)
Net loss for the period	(38,814)	(25,382)
Stock-based compensation expense	1,470	2,382
Foreign currency translation adjustment	(293)	432
Share, option and warrant issuance	15,677	14,605
Exercise of options and warrants	3,823	2,560
Reclassification of warrants from liability to equity, net	2,288	—
Conversion of convertible subordinated notes into common stock	24,500	—
Issuance of common stock as payment of loan	—	1,850

Stockholders’ deficit at end of year	$(9,079)	$(17,730)

# # #

*Azixa is a registered trademark of Myriad Genetics, Inc.

EPCT-GEN